Exhibit 99.1

The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004
GOLDMAN SACHS REPORTS THIRD QUARTER EARNINGS PER SHARE OF $1.74

NEW YORK, September 21, 2004 — The Goldman Sachs Group, Inc. (NYSE:GS) today reported net earnings of $879 million for its fiscal third quarter ended August 27, 2004. Diluted earnings per share were $1.74 compared with $1.32 for the third quarter of 2003 and $2.31 for the second quarter of 2004. Annualized return on average tangible shareholders’ equity (1) was 19.2% for the third quarter of 2004 and 25.3% for the first nine months of 2004. Annualized return on average shareholders’ equity was 15.1% for the third quarter of 2004 and 19.8% for the first nine months of 2004.

Business Highlights

•	Goldman Sachs retained its leadership position in global mergers and acquisitions for the calendar year-to-date, ranking first in announced and completed transactions. (2)

•	The firm also ranked first in worldwide public common stock offerings and second in worldwide equity and equity-related offerings and worldwide initial public offerings. (2)

•	Fixed Income, Currency and Commodities (FICC) generated net revenues of $1.87 billion, reflecting strong performances across most major businesses.

•	Assets under management increased 17% from a year ago to a record $426 billion, with net asset inflows of $10 billion during the quarter.

•	Securities Services produced record net revenues of $345 million.

“Our performance year-to-date has been strong,” said Henry M. Paulson, Jr., Chairman and Chief Executive Officer. “Although there have been some changes in the environment, this strength continued in the third quarter, as we benefited once again from the breadth of our franchise.”

Media Contact: Peter Rose		Investor Contact: John Andrews
Tel: 212-902-5400	1	Tel: 212-357-2674

Net Revenues

Investment Banking

Net revenues in Investment Banking were $890 million compared with $687 million for the third quarter of 2003 and $953 million for the second quarter of 2004. Net revenues in Financial Advisory were $451 million compared with $304 million for the same period last year, primarily reflecting an increase in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $439 million compared with $383 million for the same 2003 period, due to higher net revenues from debt new issuances and equity underwriting activity, partially offset by lower net revenues from convertible issuances. The firm’s investment banking backlog declined during the quarter.

Trading and Principal Investments

Net revenues in Trading and Principal Investments were $2.70 billion, 15% above the third quarter of 2003 and 26% below the second quarter of 2004. The decline compared with the second quarter of 2004 was primarily due to changes in the fair value of the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG).

Net revenues in FICC were $1.87 billion compared with $879 million for the third quarter of 2003. The increase was primarily driven by strong results in mortgages, commodities, credit products and interest rate products. Results in currencies were only slightly higher than the difficult third quarter of 2003. Despite a flattening yield curve in the quarter, customer-driven activity in FICC remained generally strong, particularly in commodities, where energy prices generally rose.

Net revenues in Equities of $910 million decreased 17% compared with the third quarter of 2003, as the business operated in a less favorable environment, generally characterized by flat to declining equity prices, further reductions in market volatility and lower customer-driven activity. Results in the firm’s principal strategies business (3) declined across most sectors compared with the third quarter of 2003. In addition, net revenues in the firm’s equities products group (4) were lower in both shares and derivatives.

Principal Investments recorded negative net revenues of $79 million, primarily due to an unrealized loss of $245 million (as compared with a $561 million unrealized gain in the second quarter of 2004) related to the firm’s investment in the convertible preferred stock of SMFG, partially offset by gains from other corporate and real estate principal investments.

Asset Management and Securities Services

Net revenues in Asset Management and Securities Services were $941 million, 23% above the third quarter of 2003 and essentially unchanged as compared with the second quarter of 2004.

Asset Management net revenues of $596 million increased 24% compared with last year’s third quarter, primarily due to higher average assets under management. During the quarter, assets under management increased $11 billion, reflecting net asset inflows of $10 billion across alternative investment, money market and fixed income assets, as well as market appreciation of $1 billion.

Securities Services net revenues of $345 million increased 21% compared with the third quarter of 2003, primarily due to significantly higher customer balances in the firm’s securities lending and margin lending businesses.

Expenses

Operating expenses were $3.24 billion, 15% higher than the third quarter of 2003 and 14% lower than the second quarter of 2004.

Compensation and benefits expenses of $2.26 billion increased 19% compared with the same period last year, commensurate with higher net revenues. The ratio of compensation and benefits to net revenues was 50% for the first nine months of 2004, consistent with the first nine months of 2003. Employment levels increased 4% during the quarter and 4% compared with the end of 2003.

Non-compensation-related expenses of $968 million increased 8% compared with the same period last year, primarily due to higher professional services and other expenses, principally reflecting higher legal and consulting fees.

The effective income tax rate was 32.3% for the first nine months of 2004, essentially unchanged from the first half of 2004 and fiscal year 2003.

Capital

As of August 27, 2004, total capital was $95.19 billion, consisting of $23.51 billion in shareholders’ equity and $71.68 billion in long-term debt. (5) Book value per share was $48.08 based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 489.1 million at period end. Tangible book value per share was $38.09. (1)

The firm repurchased 4.8 million shares of its common stock during the quarter at an average price of $89.71 per share. The remaining share authorization under the firm’s existing common stock repurchase program is 12.0 million shares.

Dividend

The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.25 per share to be paid on November 22, 2004 to common shareholders of record on October 25, 2004.

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Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Business - Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that the firm expects to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Business - Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET) today. The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s Web site, http://www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s Web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 9578741, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investorrelations@gs.com.

The Goldman Sachs Group, Inc. and Subsidiaries
Net Revenues (6)
(unaudited)
($ in millions)

	Three Months Ended			% Change From
	Aug. 27,	May 28,	Aug. 29,	May 28,	Aug. 29,
	2004	2004	2003	2004	2003
Investment Banking
Financial Advisory	$451	$513	$304	(12)%	48%
Equity Underwriting	218	213	196	2	11
Debt Underwriting	221	227	187	(3)	18

Total Underwriting	439	440	383	—	15
Total Investment Banking	890	953	687	(7)	30
Trading and Principal Investments
FICC	1,868	1,892	879	(1)	113
Equities Trading	302	351	441	(14)	(32)
Equities Commissions	608	727	661	(16)	(8)

Total Equities	910	1,078	1,102	(16)	(17)
SMFG	(245)	561	277	N.M.	N.M.
Other Corporate and Real Estate Gains and Losses	163	65	69	151	136
Overrides	3	31	14	(90)	(79)

Total Principal Investments	(79)	657	360	N.M.	N.M.
Total Trading and Principal Investments	2,699	3,627	2,341	(26)	15
Asset Management and Securities Services
Asset Management	596	601	481	(1)	24
Securities Services	345	330	284	5	21

Total Asset Management and Securities Services	941	931	765	1	23

Total net revenues	$4,530	$5,511	$3,793	(18)	19

	Nine Months Ended		% Change From
	Aug. 27,	Aug. 29,	Aug. 29,
	2004	2003	2003
Investment Banking
Financial Advisory	$1,323	$899	47%
Equity Underwriting	650	489	33
Debt Underwriting	633	676	(6)

Total Underwriting	1,283	1,165	10
Total Investment Banking	2,606	2,064	26
Trading and Principal Investments
FICC	5,863	4,460	31
Equities Trading	1,599	1,236	29
Equities Commissions	2,049	1,880	9

Total Equities	3,648	3,116	17
SMFG	517	120	N.M.
Other Corporate and Real Estate Gains and Losses	330	89	N.M.
Overrides	90	36	150

Total Principal Investments	937	245	N.M.
Total Trading and Principal Investments	10,448	7,821	34
Asset Management and Securities Services
Asset Management	1,958	1,340	46
Securities Services	957	740	29

Total Asset Management and Securities Services	2,915	2,080	40

Total net revenues	$15,969	$11,965	33

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Three Months Ended			% Change From
	Aug. 27,	May 28,	Aug. 29,	May 28,	Aug. 29,
	2004	2004	2003	2004	2003
	(in millions, except per share amounts and employees)
Revenues
Investment banking	$854	$928	$592	(8)%	44%
Trading and principal investments	2,424	3,409	1,782	(29)	36
Asset management and securities services	620	629	500	(1)	24
Interest income	2,905	2,710	2,841	7	2

Total revenues (6)	6,803	7,676	5,715	(11)	19
Interest expense	2,156	2,038	1,922	6	12
Cost of power generation (7)	117	127	—	(8)	N.M.

Revenues, net of interest expense and cost of power generation	4,530	5,511	3,793	(18)	19
Operating expenses
Compensation and benefits	2,264	2,756	1,896	(18)	19
Amortization of employee initial public offering and acquisition awards	5	15	19	(67)	(74)
Brokerage, clearing and exchange fees	228	252	218	(10)	5
Market development	76	76	62	—	23
Communications and technology	111	120	119	(8)	(7)
Depreciation and amortization	117	121	130	(3)	(10)
Amortization of identifiable intangible assets	31	31	40	—	(23)
Occupancy	157	156	151	1	4
Professional services and other	248	244	178	2	39

Total non-compensation expenses	968	1,000	898	(3)	8

Total operating expenses	3,237	3,771	2,813	(14)	15

Pre-tax earnings	1,293	1,740	980	(26)	32
Provision for taxes	414	553	303	(25)	37

Net earnings	$879	$1,187	$677	(26)	30

Earnings per share
Basic	$1.80	$2.43	$1.39	(26)	29
Diluted	1.74	2.31	1.32	(25)	32
Average common shares outstanding
Basic	489.2	487.9	488.5	—	—
Diluted	505.0	513.5	511.7	(2)	(1)
Employees at period end (8)	20,347	19,533	19,476	4	4
Ratio of compensation and benefits to net revenues	50%	50%	50%

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Nine Months Ended		% Change From
	Aug. 27,	Aug. 29,	Aug. 29,
	2004	2003	2003
	(in millions, except per share amounts)
Revenues
Investment banking	$2,536	$1,774	43%
Trading and principal investments	9,652	6,298	53
Asset management and securities services	2,036	1,382	47
Interest income	8,160	8,340	(2)

Total revenues (6)	22,384	17,794	26
Interest expense	6,067	5,829	4
Cost of power generation (7)	348	—	N.M.

Revenues, net of interest expense and cost of power generation	15,969	11,965	33
Operating expenses
Compensation and benefits	7,984	5,982	33
Amortization of employee initial public offering and acquisition awards	51	102	(50)
Brokerage, clearing and exchange fees	713	608	17
Market development	214	181	18
Communications and technology	343	355	(3)
Depreciation and amortization	373	426	(12)
Amortization of identifiable intangible assets	94	118	(20)
Occupancy	483	551	(12)
Professional services and other	752	606	24

Total non-compensation expenses	2,972	2,845	4

Total operating expenses	11,007	8,929	23

Pre-tax earnings	4,962	3,036	63
Provision for taxes	1,603	1,002	60

Net earnings	$3,359	$2,034	65

Earnings per share
Basic	$6.86	$4.17	65
Diluted	6.56	3.98	65
Average common shares outstanding
Basic	489.7	487.9	—
Diluted	511.8	511.3	—
Ratio of compensation and benefits to net revenues	50%	50%

The Goldman Sachs Group, Inc. and Subsidiaries
Average Daily VaR (9)
(unaudited)
($ in millions)

	Three Months Ended
	Aug. 27,	May 28,	Aug. 29,
Risk Categories	2004	2004	2003
Interest rates	$39	$37	$47
Equity prices	31	37	24
Currency rates	20	20	14
Commodity prices	23	15	19
Diversification effect (10)	(43)	(40)	(40)

Firmwide	$70	$69	$64

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Assets Under Management (11)
(unaudited)
($ in billions)

	As of			% Change From
	Aug. 31,	May 31,	Aug. 31,	May 31,	Aug. 31,
	2004	2004	2003	2004	2003
Money markets	$95	$92	$93	3%	2%
Fixed income and currency	130	123	111	6	17
Equity	113	114	96	(1)	18
Alternative investments	88	86	65	2	35

Total	$426	$415	$365	3	17

	Three Months Ended
	Aug. 31,	May 31,	Aug. 31,
	2004	2004	2003
Balance, beginning of period	$415	$412	$346
Net asset inflows / (outflows)
Money markets	3	(1)	2
Fixed income and currency	3	2	5
Equity	—	3	5
Alternative investments	4	5	2

Total net asset inflows / (outflows)	10	9	14
Net market appreciation / (depreciation)	1	(6)	5

Balance, end of period	$426	$415	$365

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Principal Investments
(unaudited)
($ in millions)

	As of August 27, 2004
	Corporate	Real Estate	Total
Private	$844	$690	$1,534
Public	240	46	286

Subtotal	1,084	736	1,820
SMFG convertible preferred stock (12)	2,132	—	2,132

Total	$3,216	$736	$3,952

Footnotes

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Management believes that annualized return on average tangible shareholders’ equity is a meaningful measure of performance because it excludes the portion of the firm’s shareholders’ equity attributable to goodwill and identifiable intangible assets. As a result, this calculation measures corporate performance in a manner that treats underlying businesses consistently, whether they were acquired or developed internally. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Tangible book value per share is computed by dividing tangible shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	Average for the		As of
	Nine Months Ended	Three Months Ended
	August 27, 2004	August 27, 2004	August 27, 2004
	(unaudited, $ in millions)
Shareholders’ equity	$22,616	$23,214	$23,514
Deduct: Goodwill and identifiable intangible assets	(4,933)	(4,900)	(4,885)

Tangible shareholders’ equity	$17,683	$18,314	$18,629

(2)	Thomson Financial Securities Data — January 1, 2004 through August 27, 2004.

(3)	The equities principal strategies business includes equity arbitrage, as well as other proprietary trading in convertible bonds and derivatives.

(4)	The equities products group includes primarily customer-driven activities in the firm’s shares, convertible bonds and derivatives businesses.

(5)	Long-term debt includes nonrecourse debt of $7.70 billion, consisting of $3.72 billion issued by William Street Funding Corporation (a wholly owned subsidiary of The Goldman Sachs Group, Inc. formed to raise funding to support loan commitments made by another wholly owned William Street entity to investment-grade clients), $2.31 billion issued by consolidated variable interest entities and $1.67 billion issued by other consolidated entities, primarily associated with the firm’s ownership of Cogentrix Energy, Inc. and East Coast Power L.L.C. Nonrecourse debt is debt that The Goldman Sachs Group, Inc. is not directly or indirectly obligated to repay through a guarantee, general partnership interest or contractual arrangement.

(6)	The firm made certain changes to its segment reporting structure in 2003. These reclassifications did not affect the firm’s historical consolidated results of operations. Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

(7)	Cost of power generation relates to the firm’s ownership of Cogentrix Energy, Inc., acquired December 19, 2003, and East Coast Power L.L.C. This line includes all of the direct costs of the firm’s consolidated power plant operations (e.g., fuel, operations and maintenance), as well as the depreciation and amortization associated with the plants and related contractual assets. Power generation revenues are included in “Trading and principal investments.”

(8)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management and loan services. Also excludes employees of Cogentrix Energy, Inc. directly associated with the cost of power generation.

(9)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. During the fourth quarter of 2003, the firm made certain changes to its model for calculating VaR. The effect of these changes was not material and accordingly, prior periods have not been adjusted. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2003.

(10)	Equals the difference between firmwide VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(11)	Substantially all assets under management are valued as of calendar month end.

(12)	Includes the impact of foreign exchange revaluation on the investment, for which the firm maintains an economic hedge.